EXHIBIT 5.1

599 LEXINGTON AVENUE | NEW YORK | NY | 10022-6069

WWW.SHEARMAN.COM | T +1.212.848.4000 | F +1.212.848.7179

November 24, 2015

The Board of Directors
Ceres, Inc.
1535 Rancho Conejo Boulevard
Thousand Oaks, California 91320

Ceres, Inc.

Ladies and Gentlemen:

We have acted as counsel to Ceres, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (Registration No. 333- 206718) filed with the Securities and Exchange Commission (the “Commission”) on September 1, 2015, and each amendment thereto (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) Class A Units consisting of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), and warrants to purchase Common Stock (“Warrants”), (ii) Class B Units consisting of shares of the Company’s Series A-1 convertible preferred stock, par value $0.01 per share (“A-1 Preferred Stock”), and Warrants, (iii) Common Stock issuable upon conversion of the A-1 Preferred Stock (“Conversion Shares”), and (iv) Common Stock issuable upon exercise of the Warrants (“Warrant Shares”) ((i) through (iv) collectively, the “Securities”). The Securities are to be sold pursuant to an underwriting agreement (“Underwriting Agreement”) to be entered into by and among the Company and Ladenburg Thalmann & Co. Inc., on behalf of themselves and as representative of the several underwriters named in Schedule I thereto. The Warrants will be issued pursuant to a warrant agency agreement (“Warrant Agency Agreement”) with American Stock Transfer & Trust Company, LLC, as warrant agent (the “Warrant Agent”).

In that connection, we have reviewed originals or copies of such records of the Company, certificates of public officials and officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

ABU DHABI | BEIJING | BRUSSELS | FRANKFURT | HONG KONG | LONDON | MENLO PARK | MILAN | NEW YORK PARIS | ROME | SAN FRANCISCO | SÃO PAULO | SHANGHAI | SINGAPORE | TOKYO | TORONTO | WASHINGTON, DC

SHEARMAN & STERLING LLP IS A LIMITED LIABILITY PARTNERSHIP ORGANIZED IN THE UNITED STATES UNDER THE LAWS OF THE STATE OF DELAWARE, WHICH LAWS LIMIT THE PERSONAL LIABILITY OF PARTNERS.

In our review, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.            The shares of Common Stock included in the Class A Units have been duly authorized by the Company and when (i) the terms of issuance and sale of the applicable shares of Common Stock included in the Class A Units have been duly approved by the Company in conformity with the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”) and (ii) such shares of Common Stock are issued as provided in the Certificate of Incorporation and Bylaws and delivered to the purchasers thereof against payment of the consideration therefor as contemplated in the Underwriting Agreement, such shares of Common Stock will be validly issued, fully paid and non-assessable.

2.            The shares of A-1 Preferred Stock included in the Class B Units have been duly authorized by the Company and when (i) the final terms of the A-1 Preferred Stock have been duly established and approved by the Company in conformity with the Company’s Certificate of Incorporation and Bylaws, (ii) all corporate action necessary for issuance of the A-1 Preferred Stock has been taken, including the adoption of a certificate of designation relating thereto (the “Certificate of Designation”), (iii) the Certificate of Designations establishing the terms of the A-1 Preferred Stock has been duly filed with the Secretary of State of the State of Delaware, and (iv) such shares of A-1 Preferred Stock are issued as provided in the Certificate of Incorporation, Bylaws and Certificate of Designation by the Company and delivered to the purchasers thereof against payment of the consideration therefor as contemplated in the Underwriting Agreement, the A-1 Preferred Stock will be validly issued, fully paid and non-assessable.

3.             The Conversion Shares issuable upon conversion of the A-1 Preferred Stock have been duly authorized by the Company and such Conversion Shares, when reserved for issuance upon conversion thereof by all necessary corporate action, issued as provided in the Certificate of Incorporation and delivered as provided in the Certificate of Designation, will be validly issued, fully paid and non-assessable.

4.             The Warrant Shares issuable upon exercise of the Warrants have been duly authorized by the Company and such Warrant Shares, when reserved for issuance upon exercise thereof by all necessary corporate action, issued as provided in the Warrant Agency Agreement and delivered and paid for as provided in the Warrants, will be validly issued, fully paid and non-assessable.

5.             The Warrants and the Warrant Agency Agreement have been duly authorized and when (i) the final terms of the Warrants have been duly established and approved, (ii) certificates representing the Warrants have been duly executed by the Company and delivered to and paid for by the purchasers thereof as contemplated in the Underwriting Agreement and (iii) the Warrant Agency Agreement has been duly executed and delivered by the Company and duly authorized, executed and delivered by the Warrant Agent, the Warrants will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Warrant Agency Agreement, and the Warrant Agency Agreement will be the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Our opinions expressed above are subject to the following qualifications:

(a)           Our opinions in paragraphs 2 and 5 above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)           Our opinion in paragraph 2 and 5 above is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)           Our opinions are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the preparation and filing of the Registration Statement. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” therein and in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

RE/BB/RDG

LLJ

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